Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201596
Prospectus Supplement No. 38
(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of
Shares of Series E Convertible Preferred Stock and
Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015, as supplemented by prospectus supplement No. 1 dated April 20, 2015, prospectus supplement No. 2 dated April 22, 2015, prospectus supplement No. 3 dated April 23, 2015, prospectus supplement No. 4 dated May 14, 2015, prospectus supplement No. 5 dated June 2, 2015, prospectus supplement No. 6 dated June 15, 2015, prospectus supplement No. 7 dated June 23, 2015, prospectus supplement No. 8 dated August 6, 2015, prospectus supplement No. 9 dated August 12, 2015, prospectus supplement No. 10 dated August 28, 2015, prospectus supplement No. 11 dated September 1, 2015, prospectus supplement No. 12 dated September 4, 2015, prospectus supplement No. 13 dated September 10, 2015, prospectus supplement No. 14 dated September 15, 2015, prospectus supplement No. 15 dated September 16, 2015, prospectus supplement No. 16 dated September 18, 2015, prospectus supplement No. 17 dated September 21, 2015, prospectus supplement No. 18 dated September 22, 2015, prospectus supplement No. 19 dated September 24, 2015, prospectus supplement No. 20 dated October 20, 2015, prospectus supplement No. 21 dated November 15, 2015, prospectus supplement No. 22 dated December 8, 2015, prospectus supplement No. 23 dated December 11, 2015, prospectus supplement No. 24 dated December 21, 2015,prospectus supplement No. 25 dated December 29, 2015, prospectus supplement No. 26 dated December 29, 2015 and prospectus supplement No. 27 dated December 29, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and shares of our common stock issuable upon the exercise of the Series C Warrants.

On August 25, 2015 each Unit separated into its component parts: one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares. The Series C Warrants have a cash exercise price of $2.55. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On February 18, 2016, the closing sale price of our common stock on The NASDAQ Capital Market was $0.22 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 19, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 8, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Other Events.

As previously disclosed on the Current Report on Form 8-K filed with the SEC on October 15, 2014, On October 8, 2014, Great Basin Scientific, Inc. (the “Company”), in connection with the closing of the initial public offering of units of the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc. (“Dawson James”).  On February 8, 2016, with neither party admitting any liability, the Company and Dawson James entered into a settlement agreement (the transactions contemplated therein are referred to herein as the “Settlement”) in relation to a disagreement between the Company and Dawson James regarding performance under the Underwriting Agreement. In connection with the Settlement and in exchange for a one-time cash payment of $80,000, Dawson James agreed to terminate its right of first refusal as set forth Section 7.3 of the Underwriting Agreement and both parties provided mutual releases to the other party from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, including without limitation, any other claims or events which existed or may have existed, through the date of the Settlement.

In connection with the Settlement, on February 8, 2016, the Company and Dawson James entered into a consulting agreement pursuant to which Dawson James has agreed to provide us with financial advisory services for the 12-month term of the agreement in consideration of us paying them an aggregate consulting fee of $800,000 (payable $200,000 upon execution of the consulting agreement and $50,000 at the beginning of each month for twelve months beginning on March 2, 2016).

The above is a summary of the material terms of the Settlement Agreement and Consulting Agreement and is qualified in its entirety by the full terms of such agreement which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Settlement Agreement with Dawson James
10.2	Consulting Agreement with Dawson James

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: February 8, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Settlement Agreement with Dawson James
10.2	Consulting Agreement with Dawson James